Exhibit 99.1

SIGNET JEWELERS REPORTS THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

Same Store Sales Up 4.2%

Loss per Share $0.02, In-Line with Guidance; Adjusted EPS $0.21, Exceeds Guidance

Fiscal 2015 Guidance Increased

HAMILTON, Bermuda, November 25, 2014 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US, UK and Canada, today announced its results for the 13 weeks (“third quarter Fiscal 2015”) and 39 weeks ended November 1, 2014. The Company noted its third quarter Fiscal 2015 results reflect the results of Zale Corporation, which was acquired on May 29, 2014, as well as, purchase accounting, severance and transaction costs.

Mark Light, Chief Executive Officer, commented: “We delivered a solid third quarter highlighted by continued strength in same store sales, which rose 4.2%, led by Kay at 7.5% and Jared at 6.5%. The Sterling division delivered strong operating profit leading to adjusted earnings per share for Signet of $0.21, exceeding our guidance. Positive momentum in our UK division continued with our highest third quarter increase in same store sales, at 3.7%, in seven years and our best operating result in four years. We believe our Sterling and UK divisions are well-prepared to deliver for the holiday season.

Mr. Light continued: “While Zale same store sales declined 0.9%, we remain pleased with the Zale division integration progress. In the short time period since owning Zale, we have been able to implement select initiatives to further the Zale holiday business. We remain confident in our ability to meet our goal of $150 million to $175 million in cumulative 3-year synergies from January-end 2015 to January-end 2018.”

Separately, as part of Signet’s ongoing efforts to manage its diamond supply chain, Signet announced it has entered into a rough diamond supply contract in Botswana with DeBeers, the world’s leading rough diamond producer.

Mr. Light added: “The DeBeers Sight advances our strategic diamond sourcing efforts to the next level. Following last year’s purchase of a diamond cutting factory in Botswana, we believe, as a Sightholder, that we are now far ahead of most industry peers. This provides us greater access to supply in a growing supply-and-demand gap.

Finally, I would like to thank all Signet team members for their unwavering focus on our business and contributions to another strong quarter including accomplishments on integration and long-term initiatives such as global supply chain.”

Third Quarter Fiscal 2015 Diluted Earnings per Share (“EPS”) Analysis

Third quarter loss per share was $0.02. Third quarter adjusted EPS was $0.21. Adjusted EPS can be reconciled to loss per share as follows:

Adjusted EPS[1]	Purchase accounting adjustments	Severance costs	Transaction costs	Loss per share
$0.21	$(0.12)	$(0.02)	$(0.09)	$0.02

The Zale division delivered a third quarter loss, consistent with its seasonal history, which reduced adjusted EPS by $0.17. Net interest expense reduced adjusted EPS by $0.09. On a comparable basis Signet reported earnings of $0.47 per diluted share, up 11.9% compared to last year’s EPS of $0.42.

1 Throughout this release the Company uses adjusted metrics, which adjust for purchase accounting, severance and transaction costs in relation to the Zale acquisition. See Non-GAAP reconciliation for the third quarter ended November 1, 2014 below.

Third Quarter Fiscal 2015 Sales Highlights:

Total sales were $1,177.9 million, up $406.5 million or 52.7%, compared to $771.4 million in the third quarter Fiscal 2014. The increase was primarily driven by the addition of the Zale division which added $331.4 million of sales to third quarter Fiscal 2015. Same store sales increased 4.2% compared to an increase of 3.2% in the third quarter Fiscal 2014. eCommerce sales were $44.8 million compared to $22.8 million in the third quarter Fiscal 2014, up $22.0 million or 96.5%, also due principally to the addition of Zale.

•

Sterling Jewelers division sales increases were driven primarily by fashion jewelry collections and branded bridal. The number of transactions and the average transaction price in Sterling increased 3.7% and 2.7%, respectively, compared to the prior year period.

•

Zale division sales were favorably driven by fashion diamonds and branded bridal. Total sales were unfavorably impacted by a deferred revenue adjustment of $11.5 million due to purchase accounting. Same store sales were slightly below expectations due primarily to the timing of phasing-in new merchandise replacing non-productive inventory; as well as integration activities and competitive pressure in Canada.

•

UK Jewelry division sales increases were driven primarily by strategic initiatives to grow diamond sales as well as strong sales of watches. The number of transactions decreased 2.9% driven by a volume decline in H.Samuel. Average transaction price in the division increased 6.3% driven by mix.

Sales change from previous year

Third Quarter Fiscal 2015	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact³	Total sales	Total sales (in millions)
Kay	7.5%	3.4%	10.9%	—	10.9%	$424.5
Jared	6.5%	6.5%	13.0%	—	13.0%	$227.4
Regional brands	2.5%	(16.0)%	(13.5)%	—	(13.5)%	$40.9

Sterling Jewelers division	6.8%	2.9%	9.7%	—	9.7%	$692.8

Zales Jewelers	(0.6)%	—	—	—	—	$215.5
Gordon’s Jewelers	(1.3)%	—	—	—	—	$17.5
Zale US Jewelry	(0.7)%	—	—	—	—	$233.0
Peoples Jewellers	0.5%	—	—	—	—	$47.5
Mappins	(10.3)%	—	—	—	—	$8.6
Zale Canada Jewelry	(1.3)%	—	—	—	—	$56.1
Zale Jewelry	(0.8)%	—	—	—	—	$289.1
Piercing Pagoda	(1.5)%	—	—	—	—	$42.3

Zale division[4]	(0.9)%	NA	NA	NA	NA	$331.4

H.Samuel	2.0%	(0.4)%	1.6%	3.6%	5.2%	$76.9
Ernest Jones	5.5%	2.7%	8.2%	3.7%	11.9%	$74.1

UK Jewelers division	3.7%	1.0%	4.7%	3.7%	8.4%	$151.0

Other[5] segment	—	NM	NM	—	NM	$2.7

Signet	4.2%	47.5%	51.7%	1.0%	52.7%	$1,177.9

Adjusted Signet[3]					54.2%	$1,189.4

1.	Based on stores opened for at least 12 months.
2.	Includes all sales from stores not open for 12 months.
3.	Non-GAAP measure.
4.	Same store sales presented for Zale Division to provide comparative performance measures. Year-over-year results not applicable because Signet did not own Zale division in prior year.
5.	Includes sales from Signet’s diamond sourcing initiative. NM—not meaningful.

Third Quarter Fiscal 2015 Financial Highlights:

Gross margin was $345.9 million or 29.4% of sales compared to $239.2 million or 31.0% of sales in the third quarter Fiscal 2014. Adjusted gross margin was $363.9 million or 30.6% of adjusted sales. The decrease in the adjusted gross margin rate from prior year of 40 basis points was attributable to the addition this year of Zale. Zale, which reduced Signet’s adjusted gross margin rate by 80 basis points, operates with a lower gross margin structure than the Sterling division and represents an area for improvement. The Signet adjusted gross margin rate decrease was partially offset by higher gross margin rates in the Sterling and UK divisions of 50 and 80 basis points, respectively, primarily as a result of lower commodity costs and higher sales which leveraged occupancy costs in both divisions.

Selling, general and administrative expenses (“SGA”) were $388.7 million or 33.0% of sales compared to $233.4 million or 30.2% of sales in the third quarter Fiscal 2014. The $155.3 million SGA increase was primarily due to the addition of the Zale division this year. The increase was also due to transaction costs of $9.4 million and severance costs of $2.0 million partially offset by a $4.4 million reduction from purchase accounting adjustments. Adjusted SGA was $381.7 million or 32.1% of adjusted sales. The 190 basis point increase in the adjusted SGA rate compared to the third quarter Fiscal 2014 rate was driven primarily by the Zale division which unfavorably affected SGA rate by 110 basis points. Expenses related to store operations timing and incremental advertising in the Sterling and UK divisions were also factors.

Other operating income was $53.5 million compared to $45.8 million in the prior year third quarter, up $7.7 million or 16.8%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Operating income was $10.7 million, or 0.9% of sales compared to $51.6 million or 6.7% of sales in the third quarter Fiscal 2014. Adjusted operating income was $35.7 million, or 3.0% of sales, down 370 basis points versus prior year. The Zale division operating loss was $20.9 million – without which, the adjusted Signet operating margin would have been 6.7% or flat compared to last year.

Net interest expense was $12.6 million compared to $0.9 million in the prior year third quarter. The increase in interest expense was driven primarily by the addition of $1.4 billion of financing related to the Zale acquisition this year, as well as loan amortization and bank fees.

Income tax benefit was $0.6 million, an effective tax rate (“ETR”) of 31.6%, compared to $17.1 million, an ETR of 33.7%, in the prior year third quarter. The forecasted ETR for Fiscal 2015 is 29.3%. This year’s lower ETR reflects the benefit of Signet’s amended capital structure and the global financing arrangements utilized to fund the acquisition of Zale.

Net loss was $1.3 million, or $0.02 per share, compared to net income of $33.6 million, or $0.42 per share, in the third quarter 2014. Adjusted net income was $16.5 million or $0.21 per share. The decrease in adjusted net income compared to last year’s net income was driven by this year’s Zale division net loss of $13.2 million and incremental interest expense of $10.6 million related to the Zale acquisition.

Balance Sheet and Other Highlights at November 1, 2014:

Cash and cash equivalents were $87.6 million compared to $87.8 million as of November 2, 2013. The virtually unchanged cash position was due to a variety of nearly offsetting factors including higher cash flows generated from operating activities, lower share repurchases, higher capital spending, higher dividends, and the financing of the Zale acquisition.

Signet repurchased 68,261 shares in the third quarter Fiscal 2015 at an average cost of $109.18 per share. As of November 1, 2014, there were $265.6 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,292.1 million, up 15.0% compared to $1,123.5 million as of November 2, 2013. In the Sterling Jewelers division the credit participation rate was 61.7% in the 39 weeks ended November 1, 2014 (“year to date Fiscal 2015”) compared to 58.9% in the 39 weeks ended November 2, 2013 (“year to date Fiscal 2014”). The portfolio performed strongly as evidenced by the allowance for doubtful accounts as a percentage of ending accounts receivable decreasing 10 basis points to 7.4% as of November 1, 2014 from 7.5% as of November 2, 2013.

Net inventories were $2,674.6 million, up 62.6% compared to $1,644.9 million as of the prior year period. The increase was due almost entirely to the acquisition of the Zale division which had inventories of $979.3 million.

Short term debt was $221.8 million compared to $46.0 million as of November 2, 2013 driven by increased use of the revolving credit facility for seasonal inventory needs. Long term debt was $1.4 billion compared to $0.0 as of the prior year period due to the acquisition of Zale.

On November 1, 2014, Signet had 3,602 stores, consisting of the following:

Store count	Feb 1, 2014	Acquired stores	Openings	Logo conversions	Closures	Nov 1, 2014
Kay	1,055	—	54	1	(12)	1,098
Jared	203	—	7	33	—	243
Regional brands	213	—	—	(34)	(14)	165

Sterling Jewelers division	1,471	—	61	—	(26)	1,506

Zales Jewelers	—	722	7	—	(6)	723
Gordon’s Jewelers	—	91	—	—	(14)	77
Peoples Jewellers	—	145	1	—	(1)	145
Mappins	—	48	—	—	(3)	45
Zale Jewelry segment	—	1,006	8	—	(24)	990
Piercing Pagoda	—	613	—	—	(4)	609

Zale division	—	1,619	8	—	(28)	1,599

H.Samuel	304	—	—	—	—	304
Ernest Jones	189	—	4	—	—	193

UK Jewelry division	493	—	4	—	—	497

Signet	1,964	1,619	73	—	(54)	3,602

Financial Guidance:

Fourth Quarter Fiscal 2015
Same store sales	3.0% to 4.0%
EPS	$2.69 to $2.83
Adjustments:
Purchase accounting adjustments	($0.17) to ($0.15)
Transaction costs	($0.09) to ($0.07)
Adjusted EPS (EPS less adjustments)	$2.95 to $3.05

Adjusted EPS are expected to be favorably impacted by Zale operations in the fourth quarter Fiscal 2015 by $0.36 to $0.40.

Fiscal 2015
EPS	$4.59 to $4.72
Adjusted EPS	$5.51 to $5.61
Effective tax rate	29.3%
Weighted average common shares outstanding	80.2 million
Capital expenditures	$240 million to $250 million
Net selling square footage growth	45.0% to 47.5%

Adjusted EPS are expected to be favorably impacted by Zale operations in the Fiscal 2015 by $0.20 to $0.24.

•

The capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and approximately $55 million directed to the Zale division for information technology infrastructure and stores.

•	The net selling square footage growth will be driven by the following projected store count changes:

•	Sterling Jewelers division up 75 to 85 gross, 35 to 45 net

•	UK Jewelry division approximately unchanged

•	Zale division 1,550 to 1,560

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (1:30 p.m. BST and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:	+1 (847) 585 4405	Access code: 38122017

A replay and transcript of the call will be posted on Signet’s website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK and Canada. Signet’s Sterling Jewelers division operates over 1,500 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet’s Zale division operates nearly 1,600 locations in the US and Canada primarily under the name brands of Zales, Peoples, and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.zales.com, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, the impact of stockholder litigation with respect to the acquisition of Zale Corporation, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the SEC on March 27, 2014 and the “Risk Factors” section of Signet’s Quarterly Report on Form 10-Q filed with the SEC on September 10, 2014. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668-5412

Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682-8224

Non-GAAP Reconciliation for the third quarter ended November 1, 20141

		Adjustments
	Adjusted Signet	Purchase Accounting[2]	Severance Costs[3]	Transaction Costs[4]	Signet
Sales	1,189.4	(11.5)		—	1,177.9
Cost of goods sold	(825.5)	(6.5)		—	(832.0)

Gross margin	363.9	(18.0)	—	—	345.9
SGA	(381.7)	4.4	(2.0)	(9.4)	(388.7)
Other operating income, net	53.5	—	—	—	53.5

Operating income (loss)	35.7	(13.6)	(2.0)	(9.4)	10.7
Interest expense, net	(11.0)	(1.6)	—	—	(12.6)

Income (loss) before income taxes	24.7	(15.2)	(2.0)	(9.4)	(1.9)
Income taxes	(8.2)	5.8	0.8	2.2	0.6

Net income (loss)	16.5	(9.4)	(1.2)	(7.2)	(1.3)

Earnings (loss) per share—diluted	0.21	(0.12)	(0.02)	(0.09)	(0.02)

Signet’s 3rd Quarter Guidance	0.12 - 0.18	(0.14) - (0.12)	N/A	(0.09) - (0.07)	(0.11) - (0.01)

Additional schedule for the third quarter ended November 1, 2014

Signet is furnishing the following schedule in order to provide further visibility into the components of Adjusted Signet results until those results anniversary in third quarter Fiscal 2016.

	Adjusted Signet excluding Zale[5]		Zale operations		Adjusted Signet
	$	%	$	%	$	%
Sales	846.5	100.0%	342.9	100.0%	1,189.4	100.0%
Cost of goods sold	(580.4)	(68.6)%	(245.1)	(71.5)%	(825.5)	(69.4)%

Gross margin	266.1	31.4%	97.8	28.5%	363.9	30.6%
SGA	(263.0)	(31.0)%	(118.7)	(34.6)%	(381.7)	(32.1)%
Other operating income, net	53.5	6.3%	—	0.0%	53.5	4.5%

Operating income (loss)	56.6	6.7%	(20.9)	(6.1)%	35.7	3.0%
Interest expense, net	(10.6)	(1.3)%	(0.4)	(0.1)%	(11.0)	(0.9)%

Income (loss) before income taxes	46.0	5.4%	(21.3)	(6.2)%	24.7	2.1%
Income taxes	(16.3)	(1.9)%	8.1	2.4%	(8.2)	(0.7)%

Net income (loss)	29.7	3.5%	(13.2)	(3.8)%	16.5	1.4%

Earnings (loss) per share—diluted	$0.38		$(0.17)		$0.21

1

The Company uses adjusted metrics, which adjust for purchase accounting, severance and transaction costs principally in relation to the Zale acquisition to give investors information as to the Company’s results without regard to the expenses associated with the May 2014 acquisition of Zale Corporation and certain severance costs as described in Note 3 below.

2

Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale. Similar to Signet’s Sterling Jewelers division, historically, Zale deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, purchase accounting adjustments include the recognition of a portion of the inventory fair value step-up of $38.1 million and amortization expense of intangibles.

3	During the third quarter, Signet incurred $2.0 million of severance costs related to its chief executive officer change. These costs are included within Signet’s “Other” segment.
4

Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s “Other” segment.

5	Includes capital structure and financing costs.

Condensed Consolidated Income Statements

(Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Sales	1,177.9	771.4	3,459.9	2,645.2
Cost of sales	(832.0)	(532.2)	(2,297.8)	(1,713.5)

Gross margin	345.9	239.2	1,162.1	931.7
Selling, general & administrative expenses	(388.7)	(233.4)	(1,078.4)	(770.9)
Other operating income, net	53.5	45.8	161.2	139.1

Operating income	10.7	51.6	244.9	299.9
Interest expense, net	(12.6)	(0.9)	(28.1)	(2.8)

(Loss) income before income taxes	(1.9)	50.7	216.8	297.1
Income taxes	0.6	(17.1)	(63.5)	(104.3)

Net (loss) income	(1.3)	33.6	153.3	192.8

(Loss) earnings per share – basic	(0.02)	0.42	1.92	2.40
– diluted	(0.02)	0.42	1.91	2.39

Weighted average common shares outstanding – basic	79.9	79.9	79.9	80.4
– diluted	79.9	80.3	80.2	80.8

Dividends declared per share	$0.18	$0.15	$0.54	$0.45

Condensed Consolidated Balance Sheets

(Unaudited)

	Nov 1,	Feb 1,	Nov 2,
(in millions, except par value per share amount)	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$87.6	$247.6	$87.8
Accounts receivable, net	1,292.1	1,374.0	1,123.5
Other receivables	56.7	51.5	51.2
Other current assets	133.7	87.0	86.9
Deferred tax assets	1.6	3.0	2.7
Income taxes	21.6	6.5	16.7
Inventories	2,674.6	1,488.0	1,644.9

Total current assets	4,267.9	3,257.6	3,013.7

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $839.0, $788.1 and $765.0, respectively	658.8	487.6	471.1
Intangible assets, net of accumulated amortization of $6.0	461.3	—	—
Other assets	133.5	87.2	83.5
Goodwill	524.3	26.8	23.2
Deferred tax assets	72.8	113.7	119.9
Retirement benefit asset	59.9	56.3	54.0

Total assets	$6,178.5	$4,029.2	$3,765.4

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$221.8	$19.3	$46.0
Accounts payable	396.2	162.9	244.9
Accrued expenses and other current liabilities	422.7	328.5	252.5
Deferred revenue	221.6	173.0	156.3
Deferred tax liabilities	151.2	113.1	136.2
Income taxes	3.6	103.9	6.8

Total current liabilities	1,417.1	900.7	842.7

Non-current liabilities:
Long-term debt	1,371.3	—	—
Deferred tax liabilities	1.8	—	1.0
Other liabilities	227.2	121.7	119.3
Deferred revenue	518.8	443.7	416.2

Total liabilities	3,536.2	1,466.1	1,379.2

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares outstanding (Feb 1, 2014: 80.2 shares outstanding; November 2, 2013: 80.3 shares outstanding)	15.7	15.7	15.7
Additional paid-in capital	261.2	258.8	252.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 7.0 shares (Feb 1, 2014: 7.0 shares; November 2, 2013: 6.9 shares)	(373.2)	(346.2)	(342.6)
Retained earnings	2,922.1	2,812.9	2,649.8
Accumulated other comprehensive loss	(183.9)	(178.5)	(189.4)

Total shareholders’ equity	2,642.3	2,563.1	2,386.2

Total liabilities and shareholders’ equity	$6,178.5	$4,029.2	$3,765.4

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 weeks ended		39 weeks ended
	Nov 1,	Nov 2,	Nov 1,	Nov 2,
(in millions)	2014	2013	2014	2013
Cash flows from operating activities
Net (loss) income	$(1.3)	$33.6	$153.3	$192.8
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	40.3	28.3	104.8	79.4
Amortization related to purchasing accounting adjustments	(8.9)	—	(14.8)	—
Pension	(1.6)	(1.2)	(5.0)	(4.2)
Share-based compensation	3.5	3.8	10.7	10.3
Deferred taxation	(28.0)	2.2	(32.2)	(0.3)
Excess tax benefit from exercise of share awards	—	—	(7.7)	(4.5)
Debt issuance fee amortization and charges	1.0	0.1	6.5	0.3
Other non-cash movements	0.6	(1.9)	0.7	(2.8)
Changes in operating assets and liabilities:
Decrease in accounts receivable	23.5	29.0	81.8	81.8
Increase in other receivables and other assets	(0.9)	(7.6)	(4.9)	(17.5)
Increase in other current assets	(13.8)	(6.6)	(36.5)	(2.6)
Increase in inventories	(338.2)	(214.9)	(321.1)	(272.3)
Increase in accounts payable	161.8	109.5	132.9	80.2
Increase (decrease) in accrued expenses and other liabilities	4.0	(9.4)	(15.0)	(66.5)
Increase (decrease) in deferred revenue	8.2	(0.7)	29.2	6.9
Decrease in income taxes payable	(58.2)	(43.6)	(106.7)	(101.8)
Effect of exchange rate changes on currency swaps	(0.1)	(1.0)	(0.2)	(1.1)

Net cash used in operating activities	(208.1)	(80.4)	(24.2)	(21.9)

Investing activities
Purchase of property, plant and equipment	(75.1)	(53.3)	(165.1)	(106.9)
Purchase of available-for-sale securities	(3.0)	—	(4.2)	—
Proceeds from sale of available-for-sale securities	1.5	—	2.5	—
Acquisition of Ultra Stores, Inc, net of cash acquired	—	—	—	1.4
Acquisition of Zale Corporation, net of cash acquired	—	—	(1,429.2)	—

Net cash used in investing activities	(76.6)	(53.3)	(1,596.0)	(105.5)

Financing activities
Dividends paid	(14.4)	(12.1)	(40.8)	(34.0)
Proceeds from issuance of common shares	2.2	2.8	4.2	8.0
Excess tax benefit from exercise of share awards	—	—	7.7	4.5
Proceeds of long-term debt	493.4	—	2,222.4	—
Repayments of long-term debt	(498.4)	—	(829.0)	—
Payment of debt issuance costs	(2.1)	—	(20.5)	—
Repurchase of common shares	(7.4)	(25.0)	(29.8)	(100.1)
Net settlement of equity based awards	(3.0)	(0.1)	(18.1)	(9.1)
Principal payments under capital lease obligations	(0.3)	—	(0.5)	—
Proceeds from short-term borrowings	188.0	44.3	165.8	46.0

Net cash provided by (used in) financing activities	158.0	9.9	1,461.4	(84.7)

Cash and cash equivalents at beginning of period	215.0	212.9	247.6	301.0
Decrease in cash and cash equivalents	(126.7)	(123.8)	(158.8)	(212.1)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(1.3)	(1.2)	(1.1)

Cash and cash equivalents at end of period	$87.6	$87.8	$87.6	$87.8